Exhibit 10.2

Gopher Protocol Inc.

2500 Broadway, Suite F-125

Santa Monica, CA 90404

September 14, 2018

Via Electronic Mail

Danny Rittman

Re:        Intellectual Property

Dear Mr. Rittman:

Reference is hereby made to that certain Amended and Restated Territorial License Agreement and between Gopher Protocol Inc. (“Gopher”) and Hermes Roll LLC, a company that was to be formed and owned by Danny Rittman (“Executive”), dated June 16, 2015 (the “Hermes Agreement”) and that certain Amended and Restated Employment Agreement between Gopher and Executive dated April 19, 2016 (“Employment Agreement”). Gopher is a company specializing in the creation of Internet of Things (IoT) and Artificial Intelligence enabled mobile technologies, including a global platform with both mobile and fixed solutions (the “Business”) and Executive has served as the Chief Technology Officer of Gopher in accordance with the Employment Agreement. In order to confirm that Gopher is the owner of all intellectual property developed by Executive that relates to the Business of Gopher during the period commencing on the date of the Hermes Agreement through the termination of the Employment Agreement (the “Period”), the parties agree as follows:

As used in the Agreement, the term “Inventions” means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “invention” under the United States patent laws.

Executive agrees to disclose promptly to Gopher any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Executive during the Period, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of Gopher, or which result, to any extent, from use of the premises or property of Gopher (each a “Gopher Invention”). Executive acknowledges and agrees that Gopher is the sole owner of any and all property rights in all such Gopher Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit Gopher Inventions, and the right to make such changes in them and the uses thereof as Gopher may from time to time determine. Executive agrees to disclose in writing and to assign, and Executive hereby assigns, to Gopher, without further consideration, Executive’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Gopher Inventions, which shall be the sole property of Gopher, whether or not patentable. This section does not apply to any Inventions that do not relate at the time of conception or reduction to practice to the current Business of Gopher or its actual or demonstrably anticipated research or development.

Executive further agrees to reasonably cooperate with Gopher hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of Gopher’s rights in and to all Gopher Inventions, writings and other works. Without limiting the generality of the foregoing, Executive shall, at any time during the Period at Gopher’s reasonable request, execute specific assignments in favor of Gopher, or its nominee, of Executive’s interest in any of Gopher Inventions, writings or other works covered herein.

Gopher requests that Executive sign below agreeing and acknowledging to the terms set forth herein.

Sincerely,

Gopher Protocol Inc.

By: /s/ Douglas Davis 9/14/2018
Name: Douglas Davis
Title: Interim CEO

AGREED AND ACKNOWLEGED:

/s/ Danny Rittman 9/14/2018

Danny Rittman